SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  Form 8-K/A-3


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934



                          Date of Report: May 17, 1998
                        (Date of earliest event reported)


                         First Charter Corporation

           -----------------------------------------------------
         (Exact name of registrant as specified in its charter)


                             North Carolina
             ---------------------------------------------
             (State or other jurisdiction of incorporation)


        0-15829                                56-1355866
        -------                                ----------
(Commission File Number)             (IRS Employer Identification Number)



                       22 Union Street, North
                       Concord, North Carolina
                      -----------------------
              (Address of principal executive offices)


                               28025
                             ---------
                             (Zip Code)


 Registrant's telephone number, including area code: (704) 786-3300

              INFORMATION TO BE INCLUDED IN THE REPORT

      The Current Report on Form 8-K dated May 17, 1998 and filed with the Securities and Exchange Commission on May 28, 1998, as amended by Form 8-K/A-1 filed on August 4, 1998 and Form 8-K/A-2 filed on September 10, 1998, is further amended to include the following:

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


HFNC Financial Corp. and Subsidiaries

Consolidated Financial Statements as of June 30, 1998 and 1997 and for each of the three years ended June 30, 1998 and Independent Auditors' Report

HFNC FINANCIAL CORP. AND SUBSIDIARIES


TABLE OF CONTENTS
- -----------------------------------------------------------------

                                                            PAGE

INDEPENDENT AUDITORS' REPORT                                1

CONSOLIDATED FINANCIAL STATEMENTS:
     Consolidated Statements of Financial Position,
          June 30, 1998 and 1997                            2
     Consolidated Statements of Income for the Years
          Ended June 30, 1998, 1997 and 1996                3-4
     Consolidated Statements of Changes in Shareholders'
          Equity for the Years Ended June 30, 1998,
          1997 and 1996                                     5
     Consolidated Statements of Cash Flows for the
          Years Ended June 30, 1998, 1997 and 1996          6-7
     Notes to Consolidated Financial Statements             8-32

INDEPENDENT AUDITORS' REPORT


The Board of Directors
HFNC Financial Corp.
Charlotte, North Carolina

We have audited the consolidated statements of financial position of HFNC Financial Corp. and its subsidiaries (the "Company") as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in share-holders'equity, and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining,on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

As discussed in Note 11 to the consolidated financial statements, the Company is a defendant in certain litigation in which the ultimate outcome cannot presently be determined. Accordingly, no provision for any loss that may result upon resolution of these matters has been made in the accompanying financial statements.

As discussed in Note 1 to the consolidated financial statements, effective July 1, 1995, the Company changed its method of accounting for postretirement benefits to conform with the provisions of Statement of Financial Accounting Standards No.106.


August 7, 1998

HFNC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
JUNE 30,1998 AND 1997
- -----------------------------------------------------------------

                                        1998            1997
                                   -------------   -------------
CASH AND CASH EQUIVALENTS:
  Cash                             $    7,403,344  $   9,934,359
  Federal funds sold                   19,119,000     21,436,000
                                   --------------  -------------
    Total cash and cash
      equivalents                      26,522,344     31,370,359
                                   --------------  -------------
SECURITIES - Available for sale,
  at fair value (amortized
  cost: $132,601,853 and
  $169,285,103, at June 30,
  1998 and 1997, respectively)        134,668,931    175,710,104
LOANS RECEIVABLE, NET (allowance
  for loan losses: $7,033,185
  and $7,611,675, at June 30,
  1998 and 1997, respectively)        806,389,714    658,323,320
REAL ESTATE, NET                        1,864,118        867,876
OFFICE PROPERTIES AND EQUIPMENT,
  NET                                   9,832,227     10,099,107
STOCK OF FEDERAL HOME LOAN
  BANK OF ATLANTA - At cost            14,900,000      6,450,000
NET DEFERRED INCOME TAX ASSET           4,431,333      3,390,125
OTHER ASSETS                            8,667,333      6,709,218
                                   --------------  -------------
TOTAL                              $1,007,276,000  $ 892,920,109
                                   ==============  =============

LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS                           $  430,500,987  $ 443,839,542
FEDERAL HOME LOAN BANK ADVANCES       298,000,000    129,000,000
SECURITIES SOLD UNDER AGREEMENTS
  TO REPURCHASE                        95,800,000    120,000,000
OTHER LIABILITIES                      12,080,376     39,020,650
                                   --------------  -------------
    Total liabilities                 836,381,363    731,860,192
                                   --------------  -------------
COMMITMENTS AND CONTINGENT
  LIABILITIES (Note 11)
SHAREHOLDERS' EQUITY:
  Common stock, par value
    $0.01 per share: 25,000,000
    shares authorized; 17,192,500
    shares issued and outstanding         171,925        171,925
Additional paid-in capital             89,990,396     89,967,883
Unearned ESOP and unvested
  restricted shares                   (19,415,543)   (23,137,490)
Retained income                        98,876,564     90,106,224
Unrealized gain on securities
  available for sale (net of
  deferred taxes: $795,783 and
  $2,473,626 at June 30, 1998
  and 1997, respectively)               1,271,295      3,951,375
                                   --------------  -------------
    Total shareholders' equity        170,894,637    161,059,917
                                   --------------  -------------
TOTAL                              $1,007,276,000  $ 892,920,109
                                   ==============  =============

See notes to consolidated financial statements.

HFNC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 1998, 1997 AND 1996
- -----------------------------------------------------------------

                             1998          1997         1996
                         -----------   -----------   -----------
INTEREST INCOME:
Interest on loans        $59,974,826   $49,101,206   $39,995,122
Interest on securities    11,056,556    16,214,450    12,146,926
                         -----------   -----------   -----------
     Total                71,031,382    65,315,656    52,142,048
                         -----------   -----------   -----------
INTEREST EXPENSE:
Interest on customer
  deposits                23,016,271    23,564,888    27,218,333
Interest on other
  borrowed funds          18,200,881    11,053,822       790,224
                         -----------   -----------   -----------
   Total                  41,217,152    34,618,710    28,008,557
                         -----------   -----------   -----------
NET INTEREST INCOME       29,814,230    30,696,946    24,133,491

PROVISION FOR LOAN
  LOSSES (RECOVERY
  OF ALLOWANCE)              (30,795)      (59,286)      336,957
                         -----------   -----------   -----------
NET INTEREST INCOME
  AFTER PROVISION
  FOR LOAN LOSSES
  (RECOVERY OF
  ALLOWANCE)              29,845,025    30,756,232    23,796,534
                         -----------   -----------   -----------
OTHER OPERATING INCOME:
  Service charges and fees   716,109       715,265       735,362
  Gain on sale of office
    properties and equipment    -             -          657,616
  Gain on sale of
    securities             6,619,556        19,379        15,157
  Other income               346,873       467,209       408,462
                         -----------   -----------   -----------
    Total                  7,682,538     1,201,853     1,816,597
                         -----------   -----------   -----------
OTHER OPERATING EXPENSES:
  Personnel expenses      10,074,433    10,429,710     6,046,919
  Federal deposit
    insurance premiums       279,190       664,860     1,113,602
  Special SAIF
    recapitalization
    assessment                  -        3,077,275          -
  Occupancy                1,895,755     1,817,445     1,937,129
  Net (gain from)
    cost of
    real estate
    operations              (278,903)       70,249       341,800
  Advertising                732,379       841,896       797,040
  Data processing            484,067       420,862       406,429
  Other expenses           2,216,802     2,662,324     1,780,266
                         -----------   -----------   -----------
    Total                 15,403,723    19,984,621    12,423,185
                         -----------   -----------   -----------
INCOME BEFORE INCOME
  TAXES AND CUMULATIVE
  EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE    22,123,840    11,973,464    13,189,946

PROVISION FOR INCOME
  TAXES                    8,654,846     4,609,783     4,565,844
                         -----------   -----------   -----------
INCOME BEFORE
  CUMULATIVE EFFECT
  OF A CHANGE IN
  ACCOUNTING
  PRINCIPLE               13,468,994     7,363,681     8,624,102

CUMULATIVE EFFECT ON
  PRIOR YEARS
  OF A CHANGE IN
  ACCOUNTING PRINCIPLE          -             -      (1,050,000)
                         -----------   -----------   -----------
  NET INCOME             $13,468,994   $ 7,363,681   $ 7,574,102
                         ===========   ===========   ===========

HFNC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 1998, 1997 AND 1996
- -----------------------------------------------------------------

                                 1998           1997        1996
                              ----------     ----------     ----

BASIC NET INCOME PER SHARE    $     0.86     $     0.46      N/A
                              ==========     ==========      ===

WEIGHTED AVERAGE SHARES
  OUTSTANDING                 15,693,070     15,995,345      N/A
                              ==========     ==========      ===

DILUTED NET INCOME PER SHARE
AND POTENTIAL SHARE           $     0.82     $     0.45      N/A
                              ==========     ==========      ===

WEIGHTED AVERAGE SHARES
  OUTSTANDING ASSUMING
  DILUTION                    16,338,995     16,405,509      N/A
                              ==========     ==========      ===


See notes to consolidated financial statements.

HFNC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED JUNE 30, 1998, 1997 AND 1996
- -----------------------------------------------------------------

                                       Additional
                          Common       Paid-In         Retained
                          Stock        Capital         Income
                         --------   ------------     ------------
BALANCE,
  JUNE 30, 1995          $   -      $        -       $79,321,993
  Net income                 -               -         7,574,102
  Net proceeds of
    common stock issued   171,925     168,266,013           -
  Shares released from
    ESOP                     -            124,558           -
  Net unrealized gain on
    securities transferred
    to available for sale
    portfolio                -               -              -
  Change in net unrealized
    gain on securities
    available for sale       -               -              -
                         --------    ------------    -----------
BALANCE,
  JUNE 30, 1996           171,925     168,390,571     86,896,095
  Net income                 -               -         7,363,681
  Shares released from
    ESOP and restricted
    stock trusts             -             494,810          -
  Dividends paid             -         (78,917,498)   (4,153,552)
  Purchase of ESOP and
    restricted stock         -                -             -
  Change in net unrealized
    loss on securities
    available for sale       -                -             -
                         --------    ------------    -----------
BALANCE,
  JUNE 30, 1997           171,925      89,967,883     90,106,224
  Net income                 -               -        13,468,994
  Shares released from
    ESOP and restricted
    stock trusts             -             22,513           -
  Dividends paid             -               -        (4,698,654)
  Change in net unrealized
    gain on securities
    available for sale       -               -              -
                         --------    ------------   ------------
BALANCE,
  JUNE 30, 1998          $171,925    $ 89,990,396   $ 98,876,564
                         ========    ============   ============

                         Unearned    Net Unrealized
                         ESOP and    Gain (Loss) on
                         Unvested    Securities
                         Restricted  Available for
                         Shares      Sale (1)           Total
                         ----------- ------------   ------------
BALANCE,
  JUNE 30, 1995          $     -      $ 2,490,118   $ 81,812,111
  Net income                   -             -         7,574,102
  Net proceeds of
    common stock issued  (9,000,000)         -       159,437,938
  Shares released from
    ESOP                    300,000          -           424,558
  Net unrealized gain on
    securities transferred
    to available for sale
    portfolio                  -          248,231        248,231
  Change in net unrealized
    gain on securities
    available for sale         -       (2,992,484)    (2,992,484)
                         -----------   ----------   ------------
BALANCE,
  JUNE 30, 1996          (8,700,000)     (254,135)   246,504,456
  Net income                   -             -         7,363,681
  Shares released from
    ESOP and restricted
    stock trusts          3,269,211          -         3,764,021
  Dividends paid               -             -       (83,071,050)
  Purchase of ESOP and
    restricted stock    (17,706,701)         -       (17,706,701)
  Change in net unrealized
    loss on securities
    available for sale         -        4,205,510      4,205,510
                         -----------   ----------   ------------

BALANCE,
  JUNE 30, 1997         (23,137,490)    3,951,375    161,059,917
  Net income                   -             -        13,468,994
  Shares released from
    ESOP and restricted
    stock trusts          3,721,947          -         3,744,460
  Dividends paid               -             -        (4,698,654)
  Change in net unrealized
    gain on securities
    available for sale         -       (2,680,080)    (2,680,080)
                        -----------   -----------  -------------
BALANCE,
  JUNE 30, 1998        $(19,415,543)  $ 1,271,295  $ 170,894,637
                       ============   ===========  =============
(1) Net of deferred income taxes.

See notes to consolidated financial statements.

HFNC FINANCIAL CORP. AND
SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1998, 1997 AND 1996
- -----------------------------------------------------------------

                                       1998            1997
                                  -------------   -------------
OPERATING ACTIVITIES:
Net income                        $  13,468,994   $   7,363,681
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Cumulative effect of a change
    in accounting principle                -               -
  Depreciation and amortization         847,345         901,982
  Amortization of net deferred
    loan fees                        (2,115,665)     (1,788,109)
  Provision for losses on loans
    (recovery of allowance)             (30,795)        (59,286)
  Provision for losses on
    real estate                           4,382          92,379
  Deferred income tax
    (benefit) provision                 636,635        (281,527)
  Release of ESOP shares
    and restricted stock              3,744,460       3,764,021
  (Gain) loss on sales of:
    Fixed assets                           -               -
    Real estate owned                  (511,540)       (149,136)
    Investments                      (6,619,556)        (19,379)
  Increase in other assets           (1,958,115)       (265,613)
  Increase in other liabilities       1,059,726       2,217,954
                                   ------------    ------------
      Net cash provided
        by operating activities       8,525,871      11,776,967
                                   ------------    ------------

INVESTING ACTIVITIES:
Proceeds from maturities of
  securities available for sale      42,966,184       8,394,737
Proceeds from sales of securities
  available for sale                 56,879,045      67,279,572
Purchases of securities
  available for sale                (68,023,806)     (6,950,000)
Purchases of Federal Home
  Loan Bank stock                    (8,450,000)     (1,387,900)
Principal repayment on
  mortgage-backed securities         11,289,908      10,584,525
Proceeds from sales of
  real estate held for
  development                              -               -
Proceeds from sales of
  real estate owned                   3,798,449       2,841,885
Net loan originations              (150,207,467)   (152,459,102)
Proceeds from disposals
  of office properties and
  equipment                                -               -
Purchases of office
  properties and equipment             (388,990)     (4,806,798)
                                  -------------    ------------
      Net cash used in
        investing activities       (112,136,677)    (76,503,081)
                                   ------------    ------------


                                       1996
                                  -------------
OPERATING ACTIVITIES:
Net income                        $   7,574,102
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Cumulative effect of a change
    in accounting principle           1,050,000
  Depreciation and amortization         533,049
  Amortization of net deferred
    loan fees                        (2,038,329)
  Provision for losses on loans
    (recovery of allowance)             336,957
  Provision for losses on
    real estate                         139,812
  Deferred income tax
    (benefit) provision                 329,276
  Release of ESOP shares
    and restricted stock                424,558
  (Gain) loss on sales of:
    Fixed assets                       (657,616)
    Real estate owned                   179,258
    Investments                         (15,157)
  Increase in other assets           (1,474,967)
  Increase in other liabilities         472,522
                                   ------------
      Net cash provided
        by operating activities       6,853,465
                                   ------------

INVESTING ACTIVITIES:
Proceeds from maturities of
  securities available for sale      42,469,426
Proceeds from sales of securities
  available for sale                  7,515,157
Purchases of securities
  available for sale               (193,170,501)
Purchases of Federal Home
  Loan Bank stock                          -
Principal repayment on
  mortgage-backed securities          4,449,592
Proceeds from sales of
  real estate held for
  development                           700,000
Proceeds from sales of
  real estate owned                   1,911,353
Net loan originations               (70,086,708)
Proceeds from disposals
  of office properties and
  equipment                           1,497,098
Purchases of office
  properties and equipment              (98,415)
                                  -------------
      Net cash used in
        investing activities       (204,812,998)
                                   ------------

HFNC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1998, 1997 AND 1996
- -----------------------------------------------------------------

                                      1998             1997
                                 --------------   --------------
FINANCING ACTIVITIES:
Decrease in deposits             $ (13,338,555)   $ (4,731,374)
Proceeds from Federal Home
  Loan Bank advances               336,000,000     129,000,000
Repayments of Federal Home
  Loan Bank advances              (167,000,000)           -
Net (decrease) increase in
  securities sold under
  agreements to repurchase         (24,200,000)     35,000,000
Proceeds from bank loan                   -         28,000,000
Repayment of bank loan             (28,000,000)           -
Purchases of restricted
  stock for benefit plan                  -        (17,706,701)
Net proceeds from the sale
  of stock                                -               -
Dividends paid                      (4,698,654)    (83,071,050)
                                 -------------    ------------
     Net cash provided by
       financing activities         98,762,791      86,490,875
                                 -------------    ------------
(DECREASE) INCREASE IN CASH
  AND CASH EQUIVALENTS              (4,848,015)     21,764,761

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                 31,370,359       9,605,598
                                 -------------    ------------
CASH AND CASH EQUIVALENTS
  AT END OF YEAR                 $  26,522,344    $ 31,370,359
                                 =============    ============
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
  Interest                       $  41,328,794    $ 49,205,450
  Income taxes                       9,088,648       4,696,284
Non-cash investing activities:
  Transfers from loans to
    real estate acquired in
    settlement of loans              4,287,533       1,113,990
  Change in unrealized
    net gain/loss on securities
    available for sale, net of
    deferred income taxes           (2,680,080)      4,205,510
  Investment securities
    transferred from held
    to maturity to available
    for sale, at fair value
    (amortized cost of
    $108,288,966)                         -               -


                                        1996
                                   --------------
FINANCING ACTIVITIES:
Decrease in deposits               $ (41,995,531)
Proceeds from Federal Home
  Loan Bank advances                        -
Repayments of Federal Home
  Loan Bank advances                 (10,000,000)
Net (decrease) increase in
  securities sold under
  agreements to repurchase            85,000,000
Proceeds from bank loan                     -
Repayment of bank loan                      -
Purchases of restricted
  stock for benefit plan                    -
Net proceeds from the sale
  of stock                           159,437,938
Dividends paid                              -
                                    ------------
     Net cash provided by
       financing activities          192,442,407
                                    ------------
(DECREASE) INCREASE IN CASH
  AND CASH EQUIVALENTS                (5,517,126)

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                   15,122,724
                                    ------------
CASH AND CASH EQUIVALENTS
  AT END OF YEAR                    $  9,605,598
                                    ============
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
  Interest                          $ 28,048,607
  Income taxes                         2,482,214
Non-cash investing activities:
  Transfers from loans to
    real estate acquired in
    settlement of loans                2,127,081
  Change in unrealized
    net gain/loss on securities
    available for sale. net of
    deferred income taxes              2,744,253
  Investment securities
    transferred from held
    to maturity to available
    for sale, at fair value
    (amortized cost of
    $108,288,966)                    108,537,197


See notes to consolidated financial statements.

HFNC FINANCIAL CORP. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 3O, 1998 AND 1997
- -----------------------------------------------------------------


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND PRINCIPLES OF CONSOLIDATION - HFNC Financial Corp.
(the "Corporation") was incorporated under North Carolina law in August 1995 by Home Federal Savings and Loan Association of Charlotte (the "Association") in connection with the conversion of the Association from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, the issuance of the Association's stock to the Corporation and the offer and sale of the Corporation's common stock by the Corporation (the "Conversion"). The Conversion, completed on December 28,
1995, resulted in the issuance and sale of 17,192,500 shares of $0.01 par value common stock. The accompanying consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, HFNC Investment Corp. and Home Federal Savings and Loan Association of Charlotte (collectively referred to herein as the "Company"). The Company's consolidated financial statements also include the accounts of the Association's wholly owned subsidiary, Home Federal Savings Service
Corporation ("HFSS"). HFSS participates in real estate joint ventures for the development and sale of residential lots, and the sale of annuities and various insurance products. All significant intercompany balances and transfers have been eliminated in consolidation. The following is a description of the more significant accounting policies which the Company follows in preparing and presenting its consolidated statements.

     ACCOUNTING PRINCIPLES - The accounting and reporting policies of the Company conform to generally accepted accounting principles and to the general practices within the savings and loan industry.

     FINANCIAL STATEMENT ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH EQUIVALENTS - Cash and cash equivalents include cash on hand and on deposit and federal funds sold with a maturity date of three months or less.

     INVESTMENT SECURITIES - The Company classifies investment securities into three categories. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "held to maturity securities" and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings. Debt securities not classified as either held to maturity securities or trading securities and equity securities not classified as trading securities are classified as "available for sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of tax. Losses deemed other than temporary are recognized in current year earnings. All investment securities are classified as available for sale, for all periods presented.

In November 1995, the Financial Accounting Standards Board ("FASB") issued a Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Debt and Equity Securities, which included a transition provision allowing all entities to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair value. Reclassifications from the held to maturity category resulting from this one-time reassessment do not call into question, or "taint," the intent of the entity to hold other debt securities to maturity in the future. In accordance with this Special Report, the Association transferred securities with a fair value and amortized cost of approximately $108 million from held to maturity to available for sale during the fiscal year ended June 30, 1996. This transfer is disclosed as a noncash transaction in the statements of cash flows.

Realized gains and losses on investment securities are recognized at the time of sale based upon the specific identification method. Premiums and discounts are amortized to expense and accreted to income over the lives of the securities.

     LOANS - Loans held for investment are recorded at cost. Mortgage loans held for sale are valued at the aggregate lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate loan basis. No loans have been classified as held for sale for any periods presented.

Nonaccrual loans are those loans on which the accrual of interest has ceased. Loans are placed on nonaccrual status if, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the loan agreement, or when principal or interest is past due 90 days or more. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income in the current period. Interest income on nonaccrual loans is recognized only to the extent received in cash. However, where there is doubt regarding the ultimate collectibility of the loan principal, cash receipts, whether designated as principal or interest, are thereafter applied to reduce the carrying value of the loan. Loans are restored to accrual status only when interest and principal payments are brought current and future payments are reasonably assured.

Restructured loans are those for which concessions, such as the reduction of interest rates or deferral of interest or principal payments, have been granted due to a deterioration in the borrower's financial condition. Interest on restructured loans is accrued at the restructured rates.
The difference between interest that would have been recognized under the original terms of nonaccrual and restructured loans and interest actually recognized on such loans was not a material amount for the years ended June 30, 1998, 1997 and 1996.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market price or the fair value of the collateral, if the loan is collateral-dependent. A loan is considered impaired when, based on current information, it is probable that the borrower will be unable to pay contractual interest or principal payments as scheduled in the loan agreement. The Company recognizes interest income on impaired loans pursuant to the discussion above for nonaccrual and restructured loans.

     ALLOWANCE FOR LOAN LOSSES - The Company provides for loan losses using the allowance method. Accordingly, all loan losses are charged to the related allowance, and all recoveries are credited to the allowance. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating losses. Because of the uncertainty inherent in the estimation process, management's estimate of the allowance for loan losses may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

     REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS - Real estate acquired in settlement of loans is initially recorded at fair value at the date of acquisition, establishing a new cost basis. After acquisition, valuations are performed periodically by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Revenues, expenses and additions to the valuation allowance related to real estate acquired in settlement of loans are included in net cost of real estate operations.

     REAL ESTATE HELD FOR DEVELOPMENT OR RESALE - Real estate held for development or resale is stated at the lower of cost or estimated fair value. Costs related to the development or improvement of property are capitalized, whereas those costs related to holding the property are expensed.

     OFFICE PROPERTIES AND EQUIPMENT - Office properties and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed on the straight-line method over estimated useful lives of up to fifty years for buildings, ten years for building improvements, four to ten years for furniture, fixtures and equipment and four years for automobiles. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life.

The Company implemented Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of effective July 1, 1996. SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangible assets and goodwill related to those assets to be held and used and for long-lived assets to be held and certain intangible assets to be disposed of. The adoption of this statement did not have a significant impact on financial condition or results of operations.

     INTEREST INCOME AND FEES - Interest income on loans is accrued on a monthly basis as earned. Servicing fees are credited to income as earned.

     LOAN ORIGINATION FEES - The Company defers loan origination fees, as well as certain direct loan origination costs and amortizes such costs and fees as an adjustment to yield over the contractual lives of the related loans utilizing a method of amortization that approximates the level yield method.

     MORTGAGE SERVICING RIGHTS - The Company implemented SFAS No.122, Accounting for Mortgage Servicing Rights, prospectively effective July 1, 1996. SFAS No.122 amends SFAS No.65 and the principal effect for the Company is the elimination of the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. When a mortgage banking enterprise purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained, it should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. Any cost allocated to mortgage servicing rights should be recognized as a separate asset and amortized in proportion to and over the period of the estimated net servicing income. Implementation of the provisions of SFAS No.122 did not have a material impact on the Company's financial condition or results of operations.

In June 1996, the FASB issued SFAS No.125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement amends SFAS Nos. 65 and 115 and supersedes SFAS Nos. 76, 77 and 122 and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. It requires that liabilities and derivatives incurred or obtained by transferors as part of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer. Servicing assets and liabilities must be measured subsequently by amortization in proportion to and over the period of estimated net servicing income or loss and assessment for asset impairment or increased obligation based on their fair values. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. In December 1996, the FASB issued SFAS No.127, Deferral of the Effective Date of Certain Provisions of FASB Statement No.125. This Statement deferred the effective date of application of certain transfer and collateral provisions of SFAS No.125 until January 1, 1998.

On January 1, 1997, the Company implemented the provisions of SFAS No.125 which were not deferred by SFAS No. 127. On January 1, 1998, the Company implemented the provisions of SFAS No.125, deferred by SFAS No.127. Implementation of the provisions of SFAS No.125 and SFAS No. 127 did not have a significant impact on the Company's financial condition or results of operations.

     POSTRETIREMENT BENEFITS - Effective July 1, 1995, the Company adopted SFAS No.106, Employers' Accounting for Postretirement Benefits Other Than
Pensions. SFAS No.106 requires the Company to accrue the estimated cost of retiree benefit payments during the years the employee provides services. The Company previously expensed the cost of these benefits, which are principally health care, as premiums were paid. SFAS No.106 allows recognition of the cumulative effect of the liability in the year of adoption or the amortization of the obligation over a period of up to twenty years. The
Company elected to recognize the cumulative effect of this obligation upon adoption. The cumulative effect of adopting SFAS No. 106 as of July 1, 1995 was an increase in accrued postretirement health care costs of $1,700,000 and a decrease in net income of$l,050,000 (net of deferred income taxes of $650,000) for the year ended June 30, 1996.

     ADVERTISING COSTS - The Company expenses advertising costs as incurred.

     INCOME TAXES - Provisions for income taxes are based on amounts reported in the consolidated statements of income (after exclusion of nontaxable income such as interest on state and municipal securities) and include changes in deferred income taxes. Deferred taxes are computed using the asset and liability approach. The tax effects of differences between the tax and financial accounting bases of assets and liabilities are reflected in the balance sheets at the tax rates expected to be in effect when the differences reverse. A valuation allowance is established when necessary' to reduce deferred tax assets to the amount more-likely-than-not expected to be realized.

     EARNINGS PER SHARE - Effective January 1, 1998, the Company adopted SFAS No.128, Earnings Per Share. SFAS No.128 establishes standards for computing and presenting earnings per share ("EPS"). It requires the presentation of basic EPS on the face of the income statement with dual presentation of both basic and diluted EPS for entities with complex capital structures. Basic EPS excludes the dilutive effect that could occur if any securities or other contracts to issue common stock were exercised or converted into or resulted in the issuance of common stock. Basic EPS is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. The computation of diluted EPS is similar to the computation of basic EPS except the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. In the case of certain convertible securities, the numerator may also be increased by related interest or dividends. The Company adopted this new method of computing earnings per share and restated earnings per share for all prior periods. As the Company did not complete its stock conversion from a mutual association until December 28, 1995, no earnings per share have been presented for any periods prior to the fiscal year ended June 30, 1997.

The following is a reconciliation between basic and diluted earnings per share (in thousands except per share amounts):

                                      Net      Average  Per Share
                                      Income   Shares   Amount
                                     -------   -------  ---------
For the year ended June 30, 1998:
  Earnings per common share - basic  $13,469   15,693    $ 0.86
  Stock-based compensation awards       -         646     (0.04)
                                     -------   ------    ------
Earnings per common share - diluted  $13,469   16,339    $ 0.82
                                     =======   ======    ======
For the year ended June 30, 1997
  Earnings per common share - basic  $ 7,364   15,995    $ 0.46
  Stock-based compensation awards        -        411     (0.01)
                                     -------   ------    ------
Earnings per common share - diluted  $ 7,364   16,406    $ 0.45
                                     =======   ======    ======

     RECENTLY ISSUED ACCOUNTING STANDARDS - The FASB has recently issued four new accounting standards that will affect the reporting and disclosure of financial information by the Company. Management has not determined the effects of adopting these statements, but believes their adoption will not impact financial condition or results of operations because they either deal only with reporting and disclosure, or in the case of SFAS No. 133, relate to instruments and activities not relevant to the Company's operations. The following is a summary of the standards and their required implementation dates:

* SFAS No. 130, Reporting Comprehensive Income - This statement establishes standardsfor reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income (including, for example, unrealized holding gains and losses on available for sale securities) be reported in a financial statement similar to the statement of income and retained income. The accumulated balance of other comprehensive income will be disclosed separately from retained income in the shareholders' equity section of the balance sheet. This statement is effective for the Company for financial statements issued for the fiscal year beginning July 1, 1998.

* SFAS No.131, Disclosures About Segments of an Enterprise and Related Information - This statement establishes standards for the way public business enterprises report information about operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Information required to be disclosed includes segment profit or loss, certain specific revenue and expense items, segment assets and certain other information. This statement is effective for the Company for financial statements issued for the fiscal year beginning July 1, 1998.

* SFAS No. 132, Employers , Disclosures about Pensions and Other Postretirement Benefits - This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardized the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures required by FASB statement No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No.106, Employers' Accounting for Postretirement Benefits. The statement suggests combined formats for presentation of pension and other postretirement benefit disclosures. This statement is effective for the Company for financial statements issued for the fiscal year beginning July 1, 1998.

* SFAS No.133, Accounting for Derivative Instruments and Hedging Activities - This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The new standard requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement will be effective for interim and annual periods ending after June 30, 1999.

     RECLASSIFICATIONS - Certain June 30, 1997 and 1996 amounts have been reclassified to conform to the June 30, 1998 presentation.


2.   SECURITIES

     The maturities, amortized cost, unrealized gains, unrealized losses and fair values of securities at June 30, 1998 and 1997 were as follows:

                                       1998
                              ------------------------
                                             Gross
                               Amortized    Unrealized
                                 Cost         Gains
                              -----------   ----------
United States Government
  Agency debt securities:
  Due within one year         $ 4,999,308   $   34,447
  Due after one year but
    within five years          33,975,314      125,605
  Due after five years but
    within ten years           11,997,997        6,065
  Due after ten years          39,940,668        3,729
Federal Home Loan
  Mortgage Corporation
  common and preferred
  stocks                           41,621    1,810,477
Other equity securities           102,536
                             ------------   ----------
      Total investment
        securities             91,057,444    1,980,323
                             ------------   ----------
Mortgage-backed securities:
  Federal Home Loan
    Mortgage Corporation        9,192,228       36,883
  Government National
    Mortgage Association       32,352,181      524,260
                             ------------   ----------
      Total mortgage-backed
        securities             41,544,409      561,143
                             ------------   ----------
Total                        $132,601,853   $2,541,466
                             ============   ==========

                                  Gross
                               Unrealized      Fair
                                 Losses        Value
                             ------------  ------------
United States Government
  Agency debt securities:
  Due within one year         $       628  $  5,033,127
  Due after one year but
    within five years              38,840    34,062,079
  Due after five years but
    within ten years               66,573    11,937,489
  Due after ten years             361,437    39,582,960
Federal Home Loan
  Mortgage Corporation
  common and preferred
  stocks                              -       1,852,098
Other equity securities             6,910        95,626
                              -----------  -------------
      Total investment
        securities                474,388    92,563,379
                              -----------  -------------
Mortgage-backed securities:
  Federal Home Loan
    Mortgage Corporation             -        9,229,111
  Government National
    Mortgage Association             -       32,876,441
                              -----------  ------------
      Total mortgage-backed
        securities                   -       42,105,552
                              -----------  ------------
Total                         $   474,388  $134,668,931
                              ===========  ============

                                       1997
                             --------------------------
                                              Gross
                               Amortized    Unrealized
                                 Cost         Gains
                             -----------   ----------
 United States Government
  Agency debt securities:
  Due within one year        $ 11,000,000   $    4,165
  Due after one year but
    within five years          66,013,428       91,680
  Due after five years but
    within ten years            7,000,000          -
  Due after ten years          31,971,799          -
Federal Home Loan
  Mortgage Corporation
  common and preferred
  stocks                          249,358    8,002,792
                             ------------   ----------
      Total investment
        securities            116,234,585    8,098,637
                             ------------   ----------
Mortgage-backed securities:
  Federal Home Loan
    Mortgage Corporation       12,939,158         -
  Government National
    Mortgage Association       40,111,360      405,425
                             ------------   ----------
      Total mortgage-backed
        securities             53,050,518      405,425
                            -------------  -----------
Total                       $ 169,285,103  $ 8,504,062
                            =============  ===========

                                    Gross
                                 Unrealized      Fair
                                   Losses        Value
                                -----------  ------------
 United States Government
  Agency debt securities:
  Due within one year         $    45,579  $ 10,958,586
  Due after one year but
    within five years             682,172    65,422,936
  Due after five years but
    within ten years              169,373     6,830,627
  Due after ten years             923,042    31,048,757
Federal Home Loan
  Mortgage Corporation
  common and preferred
  stocks                             -        8,252,150
                              -----------  ------------
      Total investment
        securities              1,820,166   122,513,056
                              -----------  ------------
Mortgage-backed securities:
  Federal Home Loan
    Mortgage Corporation           75,957    12,863,201
  Government National
    Mortgage Association          182,938    40,333,847
                              -----------  ------------
      Total mortgage-backed
        securities                258,895    53,197,048
                              -----------  ------------
Total                         $ 2,079,061  $175,710,104
                              ===========  ============

As of June 30, 1998, there were approximately $94 million of investments with call options, $88 million of which are callable within one year. As of June 30, 1997, there were approximately $73 million of investments with call options, all of which are callable within one year.

Gross realized gains on sales of securities for the years ended June 30, 1998, 1997, and 1996 were $7,095,959, $714,527, and $30,782, respectively.
Gross realized losses on sales of securities for the years ended June 30, 1998, 1997, and 1996 were $476,403, $695,148, and $15,625, respectively.

3.   LOANS RECEIVABLE

     Loans receivable at June 30, 1998 and 1997 consisted of the following:

                                     1998             1997
                                 ------------     ------------
Residential (1 - 4 family)
  real estate loans              $715,609,528     $561,352,476
Construction loans                 62,913,684       68,365,540
Commercial loans                   30,262,548       30,631,001
Land loans                         18,616,487       19,991,562
Consumer loans:
  Home equity                      16,200,962       14,494,824
  Credit card                       6,237,322        6,198,263
  Other                             3,725,206        3,255,459
                                 ------------     ------------
Total                             853,565,737      704,289,125
Deduct:
  Allowance for loan losses        (7,033,185)      (7,611,675)
  Undisbursed portion of loans
    in process                    (34,694,087)     (33,029,829)
  Unearned loan fees, net          (5,448,751)      (5,324,301)
                                 ------------     ------------
Loans receivable, net            $806,389,714     $658,323,320
                                 ============     ============

The changes in the allowance for loan losses consisted of the following:

                         1998         1997         1996
                      ----------   ----------   ----------
Allowance,
  beginning of year   $7,611,675   $7,495,515   $8,088,462
Provision for loan
  losses (recovery
  of allowance)          (30,795)     (59,286)     336,957
Write-offs              (597,998)    (344,230)  (1,493,125)
Recoveries                50,303      519,676      563,221
                      ----------   ----------   ----------
Allowance,
  end of year         $7,033,185   $7,611,675   $7,495,515
                      ==========   ==========   ==========

Residential real estate loans are presented net of loans serviced for others totaling $22.7 million, $30.9 million and $36.6 million at June 30, 1998, 1997 and 1996, respectively. Loans sold in the secondary market are generally sold without recourse. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. In connection with these loans serviced for others, the Company held borrowers' escrow balances of $239,499, $339,899 and $393,826 at June 30, 1998, 1997 and 1996, respectively.

Loans not currently accruing interest at June 30, 1998 and June 30, 1997 amounted to $2.9 million and $6.3 million, respectively. Interest income that would have been accrued on these loans if they were fully accruing amounted to $232,000 and $472,000 for the 1998 and 1997 fiscal years, respectively.

The recorded investment in impaired loans was $1,810,145 and $4,385,280 at June 30, 1998 and 1997, respectively. The related allowance for loan losses on these loans was $510,133 and $1,979,647 at June 30, 1998 and 1997, respectively. All impaired loans required an allowance for loan loss and were evaluated using the fair value of the collateral. The average recorded investment in impaired loans was $1,817,515, $4,896,308, and $6,346,184 and the cash income recognized was $71,000, $68,000, and $121,000, for the years ended June 30, 1998, 1997, and 1996, respectively.

The Company is not committed to lend additional funds to debtors whose loans have been modified.

4.   REAL ESTATE

     Real estate consisted of the following:

                                        1998          1997
                                     ----------   ----------

Acquired in settlement of loans      $2,050,607   $1,138,277
Less allowance for estimated losses    (186,489)    (270,401)
                                     ----------   ----------
Real estate, net                     $1,864,118   $  867,876
                                     ==========   ==========

The changes in the allowance for losses on real estate acquired in settlement of loans consisted of the following:

                           1998         1997          1996
                       ----------   -----------   -----------
Allowance,
  beginning of year    $  270,401   $ 1,143,540   $ 1,542,253
Provision                   4,382        92,379       139,812
Write-offs                (88,294)     (965,518)     (538,525)
                       ----------   -----------   -----------
Allowance,
  end of year          $  186,489   $   270,401   $ 1,143,540
                       ==========   ===========   ===========

5.   OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment consisted of the following:

                                        1998          1997
                                    -----------   -----------
Land                                $ 2,863,969   $ 2,863,967
Office buildings and improvements    10,021,121     9,741,536
Office equipment and leasehold
  improvements                        2,974,549     2,922,692
Automobiles                             112,295       100,388
                                    -----------   -----------
Total                                15,971,934    15,628,583
Less accumulated depreciation
  and amortization                   (6,139,707)   (5,529,476)
                                    -----------   -----------
Office properties and equipment,
  net                               $ 9,832,227   $10,099,107
                                    ===========   ===========

6.   DEPOSITS

     Customer deposits at June 30, 1998 and 1997 consisted of the following:

                                       1998            1997
                                  -------------   -------------
Non interest bearing checking
  accounts                        $  15,132,459   $   9,192,647
NOW accounts - 2.50% at
  June 30, 1998 and 1997             10,457,300      11,798,817
Flexible rate checking:
  Money market deposit accounts,
    2.50% to 4.89% at June 30,
    1998 and 1997                    49,553,642      34,759,502
  Other - 2.50% to 2.55% at
    June 30, 1998 and 1997            3,527,101       3,369,134
                                  -------------   -------------
Total checking accounts              78,670,502      59,120,100
                                  -------------   -------------
Passbook accounts - 2.50% at
  June 30, 1998 and 1997             13,816,775      14,447,314
                                  -------------   -------------
Certificate accounts:
  2.50% - 3.99%                       1,690,706       3,940,677
  4.00% - 4.99%                      60,745,866      15,680,883
  5.00% - 6.99%                    250,335,324      320,077,671
  7.00% - 8.99%                      24,340,850      29,712,983
  9.00% and over                        900,964         859,914
                                  -------------   -------------
    Total certificate accounts      338,013,710     370,272,128
                                  -------------   -------------
Total deposits                    $ 430,500,987   $ 443,839,542
                                  =============   =============

The weighted average coupon rate on customer deposits at June30, 1998 and 1997 was 5.16% and 5.24%, respectively.

Scheduled maturities of certificate accounts at June 30, 1998 were as follows:

     Year Ending June 30,                             Amount
     --------------------                         -------------
     1999                                         $ 263,148,606
     2000                                            53,275,113
     2001                                            15,375,870
     2002                                             3,209,215
     2003                                             2,387,262
     Thereafter                                         617,644
                                                  -------------
     Total certificate accounts                   $ 338,013,710
                                                  =============

The aggregate amount of certificate accounts in excess of $100,000 was $87,668,887 and $145,100,828 at June 30, 1998 and 1997, respectively.
Deposits in excess of $100,000 are not federally insured.

Interest expense by type of deposit for the years ended June 30, 1998, 1997 and 1996 was as follows:

                          1998          1997          1996
                      -----------   -----------   -----------
Checking accounts     $ 2,247,084   $ 1,349,244   $ 1,510,906
Passbook accounts         261,417       237,366       341,530
Certificate accounts   20,560,583    22,035,269    25,429,660
Less: Penalties           (52,813)      (56,991)      (63,763)
                      -----------   -----------   -----------
Total interest
  expense             $23,016,271   $23,564,888   $27,218,333
                      ===========   ===========   ===========

7.   OTHER BORROWED FUNDS

     At June 30, 1998 and 1997, the Company had $298.0 million and $129.0 million, respectively, of outstanding advances from the Federal Home Loan Bank of Atlanta ("FHLB"). Advances were at fixed rates. The maximum amount of outstanding advances at any month-end during 1998 and 1997 was $298.0 million and $129.0 million, respectively, and the average balance outstanding for such years was approximately $215.3 million and $61.1 million, respectively. The weighted average interest rate during fiscal years 1998 and 1997 was 5.59% and 5.90%, respectively.

The Company pledges as collateral for these borrowings their FHLB stock and has entered into blanket collateral agreements with the FHLB whereby the Company maintains, free of other encumbrances , qualifying mortgages (as defined) with unpaid principal balances, when discounted at 75% of the unpaid principal balances, of at least 100% of total advances.

The Company also borrowed funds using securities sold under repurchase agreements during 1998 and 1997. At June 30, 1998 and 1997, $95.8 million and $120.0 million of such borrowings were outstanding, respectively. The maximum amount of outstanding agreements at any month-end during 1998 and 1997 was $120.0 million and the average outstanding balance of such agreements for the years were approximately $96.0 million and $117.3 million, respectively. Collateral for the securities sold under repurchase agreements consisted of U.S. Government Agency securities and mortgage-backed securities which were transferred to a third party for safekeeping during the terms of the agreements. At June 30, 1998, the market value of such collateralized securities totaled approximately $101.6 million (amortized cost of approximately $101.2 million).

During the 1997 fiscal year, the Company also borrowed $28.0 million in short term funds from a commercial bank to fond a portion of a $5 per share special distribution paid to shareholders on March 18, 1997. The loan, at prime rate less .5%, was obtained on March 18, 1997 and was paid off during the current fiscal year.

8.   INCOME TAXES

     The provision for income taxes is summarized as follows:

                                     Year Ended June 30,
                            ------------------------------------
                               1998         1997         1996
                            ----------   ----------   ----------
Current provision:
  Federal                   $6,558,672   $4,656,460   $3,925,383
  State                      1,459,539      234,850      311,185
                            ----------   ----------   ----------
Total current                8,018,211    4,891,310    4,236,568
                            ----------   ----------   ----------
Deferred (benefit) provision:
  Federal                      457,990     (225,828)     253,845
  State                        178,645      (55,699)      75,431
                            ----------   ----------   ----------
  Total deferred               636,635     (281,527)     329,276
                            ----------   ----------   ----------
Total income tax expense    $8,654,846   $4,609,783   $4,565,844
                            ==========   ==========   ==========

For the years ended June 30, 1998 and 1997, deferred tax liabilities of $795,783 and $2,473,626, respectively, were included in total shareholders' equity for the tax effect of the unrealized gain on investment securities available for sale.

Income taxes differed from amounts computed by applying the statutory federal rate (35% for 1998 and 34% for 1997 and 1996) to income before income taxes and cumulative effect of a change in accounting principle (see Note 1) as follows:

                                     Year Ended June 30,
                           -------------------------------------
                              1998          1997        1996
                           ----------   ----------   -----------
Tax at federal income
  tax rate                 $7,743,344   $4,070,978   $4,484,581
(Decrease) increase
  resulting from:
  Statutory bad debt
    deduction for tax
    purposes                                           (520,000)
  State income tax expense,
    net of federal benefit  1,064,820      118,240      255,166
  Effect of change in tax
    rate used in computing
    deferred taxes           (123,116)
  Valuation allowance         182,209
  Other, net                 (212,411)     420,565      346,097
                           ----------   ----------   ----------
Total                      $8,654,846   $4,609,783   $4,565,844
                           ==========   ==========   ==========

Effective tax rate               39.1%        38.5%        34.6%
                           ==========   ==========   ==========

The tax effects of significant items comprising the Company's net deferred tax asset at June 30, 1998 and 1997 are as follows:

                                           1998         1997
                                        ----------   ----------
Deferred tax assets:
  Differences between book and
    tax basis bad debt reserves         $2,843,719   $3,290,767
  Difference between book and
    tax basis of deferred loan fees        682,608      966,132
  Deferred compensation                    691,802    2,011,241
  Net operating loss carryforward          182,209      677,562
  Capital loss carryforward                277,060         -
  Management recognition and
    retention plan compensation
    accrual                              1,034,294      295,575
  Other                                    636,043     (455,676)
  Valuation allowance                     (182,209)        -
                                        ----------   ----------
Total deferred tax assets, net           6,165,526    6,785,601
                                        ----------   ----------
Deferred tax liabilities:
  Differences between book and
    tax basis of Federal Home Loan
    Bank of Atlanta stock                  938,410      921,850
  Unrealized gain on securities
    available for sale                     795,783    2,473,626
                                        ----------   ----------
Total deferred tax liabilities           1,734,193    3,395,476
                                        ----------   ----------
Net deferred tax asset                  $4,431,333   $3,390,125
                                        ==========   ==========

The Company is permitted a bad debt deduction in determining federal taxable income that may differ from actual experience, subject to certain limitations. If the amounts that qualify as bad debt deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current statutory rate. As permitted under SFAS No.109, no deferred tax liability is provided for approximately $16.9 million (approximately $6.4 million tax effect) of such tax basis bad debt reserves that arose prior to June 30, 1988.

HFNC Financial Corporation has a state net operating loss carryforward of $2,429,450 ($182,209 tax effect) at June 30, 1998, which begins to expire in 2001. The Company recorded a valuation allowance of $182,209 to reduce the carrying value of this asset to zero. Realization of this deferred asset is dependent upon the recognition of sufficient taxable income in the future.

BENEFIT PLANS

     401(k)/PROFIT SHARING PLAN - Effective November 30, 1995, the Company modified its non-contributory qualified defined contribution retirement plan to a contributory 401(k) profit sharing plan. The profit sharing plan permits all full time employees with at least one year of service to contribute up to 9% of their salary to the plan each year. The plan provides for matching contributions by the Company equal to 100% of employee contributions up to the first 3% of compensation. The Company may, at its discretion, make profit sharing contributions to the plan. Plan participants' accounts are 100% vested in Company contributions after 5 years of qualifying service. The Company's matching contribution charged to expense was approximately $87,000, $76,000 and $69,000 for the years ended June 30, 1998, 1997 and 1996, respectively.

The plan, prior to modification, was a non-contributory plan which covered all full time employees with at least one year of service. Annual employer contributions under the plan were based on a percentage of compensation of all regular employees (as defined) less termination credits. Retirement expenses relating to this plan were funded as accrued and amounted to $352,094 for the year ended June 30, 1996. No expenses were accrued during the years ended June 30, 1998 and 1997 due to the modification of the plan during fiscal year ended 1996.

     STOCK OPTION AND MANAGEMENT RECOGNITION AND RETENTION PLANS
- - In December 1996, the Company's shareholders approved the Stock Option Plan ("SOP") and Management Recognition and Retention Plan ("MRRP").

     STOCK OPTION PLAN - The SOP provides for the Company's Board of Directors to award incentive stock options, non-qualified or compensatory stock options and stock appreciation rights representing up to 1,719,250 shares of Corporation stock. One-third of the options granted vested immediately upon grant, with the balance vesting in equal amounts on the two subsequent anniversary dates of the grant. Two-thirds of the options granted to date have vested as of June 30, 1998. Options granted vest immediately in the event of retirement, disability, or death. Outstanding stock options can be exercised over a ten-year period.

Under the SOP, options have been granted to directors and key employees to purchase common stock of HFNC Financial Corp. The exercise price in each case equals the fair market value of the Corporation's stock at the date of grant which has been adjusted for the impact of the $5 per share special distribution to shareholders on March 18, 1997. Options granted in the fiscal year ended June 30, 1997 have exercise prices ranging from $13.67 to $14.78, and a current weighted average contract life of 7.5 years. No options were granted during the fiscal year ended June 30, 1998.

The following table presents the status of the Company's stock option plan as of June 30, 1997, respectively and changes during the years then ended:

1998 and June

                                                     Weighted
                                                     Average
                                                     Exercise
Stock Option Plan                       Shares        Price
                                     -----------     -------
Outstanding at June 30, 1996               -             -
Granted                               1,548,471      $ 13.92
Exercised                                  -             -
Forfeited                                (1,398)     $ 14.78
                                      ---------
Outstanding at June 30, 1997          1,547,073      $ 13.92
Granted                                    -             -
Exercised                                  -             -
Forfeited                                (2,063)     $ 14.78
                                      ---------
Outstanding at June 30, 1998          1,545,010      $ 13.92
                                      =========      =======
Options exercisable at year end       1,030,983      $ 13.92
                                      =========      =======

The Company applies the provisions of APB Opinion No.25 in accounting for its stock option plan, as allowed under SFAS No.123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for options granted to employees. Had compensation cost for this plan been determined based on the fair value at the grant dates for awards under the plan consistent with the methods of SFAS No.123, the Company's pro forma net income and pro forma earnings per share would have been as follows:

                                          1998         1997
                                       -----------  -----------
Net income:
  As reported                          $13,468,994  $ 7,363,681
  Pro forma                            $12,628,609  $ 6,510,387
Basic income per share:
  As reported                                $ .86        $ .46
  Pro forma                                  $ .80        $ .41
Diluted income per share:
  As reported                                $ .82        $ .45
  Pro forma                                  $ .77        $ .40

In determining the above pro forma disclosure, the fair value of options granted during the fiscal year ended June 30, 1997 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility - 18.23%, expected life of grant -
3.83 years, risk-free interest rate - 6.28%, expected dividend rate - 1.70%.
The weighted average fair value of options granted during the fiscal year ended June 30, 1997 was $2.69 per share.

     MANAGEMENT RECOGNITION AND RETENTION PLAN - The MRRP provides for the Company's Board of Directors to award restricted stock to officers and key employees as well as non-employee directors. The MRRP authorizes the Company to grant up to 687,700 shares of Corporation stock. One-fifth of the shares granted vested immediately upon grant, with the remainder vesting at a rate of 25% per year over the next four anniversary dates of the grants. Two-fifths of the shares granted to date have vested as of June 30, 1998. As in the case with the SOP, shares granted will be vested in the event of retirement, disability , or death. Approximately $3.2 million in compensation expense was recognized for each of the years ended June 30, 1998 and June 30, 1997 related to the MRRP. The following table presents the status of the MRRP as of June 30, 1998 and June 30, 1997 and changes during the years then ended:

                                                        Weighted
                                                         Average
                                                          Grant
Management Recognition and Retention Plan    Shares       Price
- -----------------------------------------   --------    ---------

Outstanding at June 30, 1996
Granted                                      619,540     $ 17.41
Vested                                      (123,908)      18.07
Forfeited                                       (600)      17.25
                                            --------
Outstanding at June 30, 1997                 495,032       17.25
Granted
Vested                                      (123,608)      17.25
Forfeited                                     (1,200)      17.25
                                            --------
Outstanding at June 30, 1998                 370,224     $ 17.25
                                            ========     =======

     EMPLOYEE STOCK OWNERSHIP PLAN - In connection with the Conversion (Note
1), the Company established an Employee Stock Ownership Plan ("ESOP"). In order to fund the ESOP, 900,000 shares of the Corporation's common stock were purchased on December 28, 1995 by the ESOP with the proceeds of a $9.0 million loan from the Corporation's wholly owned subsidiary, HFNC Investment Corp. A corresponding amount related to unearned ESOP shares of $10,694,904 and $11,956,555 at June 30, 1998 and 1997, respectively, is shown as a reduction of shareholders' equity. As the loan is internally leveraged, the note receivable from the ESOP is not reported as an asset nor is the ESOP's debt reported as a liability. Expense related to the ESOP was approximately $1.5 million for each of the years ended June 30, 1998 and 1997.

     OTHER POSTRETIREMENT BENEFITS - The Company provides certain health care and life insurance benefits for substantially all of its retired employees. The Company's postretirement plans currently are funded on a pay-as-you-go (cash) basis. As discussed in Note 1, the Company adopted SFAS No.106, resulting in an increase in accrued postretirement health care costs of $1.7 million and a decrease in net income of $1.1 million (after income taxes of $650,000), which has been included in the Company's consolidated statement of income for the year ended June 30, 1996. The status of the plans were as follows:

Accumulated postretirement benefit obligation at June 30, 1998 and June 30,
1997:

                                             1998         1997
                                         ----------   ----------

Retirees                                 $  526,145   $  457,067
Fully eligible active plan participants     644,031      572,783
Other active plan participants              808,488      830,975
                                         ----------   ----------
Accumulated postretirement benefit
  obligation                              1,978,664    1,860,825
Unrealized net gain                         320,242      260,081
                                         ----------   ----------
Accrued postretirement benefit liability  $2,298,906   $2,120,906
                                         ==========   ==========

Net periodic postretirement benefit cost for the years ended June 30, 1998 and June 30, 1997 consisted of the following components:

                                             1998        1997
                                           --------    --------
Service cost - benefits earned
  during the year                          $ 77,708    $ 91,491
Interest cost on accumulated
  postretirement benefit obligation         142,424     132,418
Unrecognized gain                            (8,674)     (5,537)
                                           --------    --------
Net periodic postretirement benefit cost   $211,458    $218,371

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation as of June 30, 1998 was 8%, decreasing linearly each successive year until it reaches 6% in 2000, after which it remains constant. A one percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of June 30, 1998 by approximately $344,000 and net annual postretirement benefit cost by approximately $45,000. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 8%.

10.  DEFERRED COMPENSATION AGREEMENTS AND NON-EMPLOYEE
DIRECTORS' RETIREMENT PLAN

     The Company has entered into deferred compensation agreements with the President/CEO, Executive Vice President, Vice President/Treasurer, and certain other Vice Presidents and is providing for the present value of such benefits over the anticipated remaining period of employment. The agreements will be funded by life insurance policies, owned by the Company, on such employees. Deferred compensation expense was approximately $17,000, $32,000 and $31,000 for the years ended June 30, 1998, 1997 and 1996, respectively.

The Company has a Non-employee Directors' Retirement Plan (the "Directors' Plan"). Under the Directors' Plan, a non-employee director becomes a participant upon completion often years of continuous service as a director. Full benefits under the Director's Plan are payable at the later of attaining age 65 or retiring from the Board of Directors. (Retirement with reduced benefits is available beginning at age 62.) The annual benefit for a retired director is equal to the amount of compensation to which the director was entitled to receive in the twelve months preceding retirement. This annual benefit is to be paid quarterly for a ten-year period. Related pension expense for the years ended June 30, 1998, 1997 and 1996 was approximately $44,000, $54,000, and $25,000, respectively.

The Directors' Plan also contains provisions for death benefits to a surviving spouse at 100% of the retirement benefit that would have been paid to the director upon retirement or would be payable over the remaining term if the director was already receiving retirement benefits.

11.  COMMITMENTS AND CONTINGENCIES

     LOAN COMMITMENTS - The Company, in the normal course of business, is a party to commitments which involve, to varying degrees, elements of risk in excess of the amounts recognized in the consolidated financial statements. These commitments include unused consumer lines of credit and commitments to extend credit. Loan commitments, excluding undisbursed portions of loans in process, were approximately $22.1 million and 15.7 million at June 30, 1998 and June 30, 1997, respectively. Commitments, which are disbursed subject to certain limitations, extend over periods of time with the majority of such commitments disbursed within a six-month period. The Company had commitments approximating $19.5 million and 12.7 million representing available credit under open line loans and approximately $1.3 million and $600,000 under outstanding letters of credit at June 30, 1998 and June 30, 1997, respectively.

     CONCENTRATIONS OF CREDIT RISK - Most of the Company's business activity is with customers in the Charlotte, North Carolina area. The majority of the Company's loans are residential mortgage loans, construction loans for residential property and land loans for development of residential real estate. The Company's policy generally allows mortgage loans up to 80% of the value of the real estate that is pledged as collateral or up to 95% with private mortgage insurance.

     INTEREST RATE RISK - The Company's profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and other borrowed funds. Like most financial institutions, the Company's interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. The Company's interest-earning assets consist primarily of long-term, fixed-rate mortgage loans and investments which adjust more slowly to changes in interest rates than its interest-bearing liabilities which are primarily term deposits and advances. Accordingly, the Company's earnings would be adversely affected during periods of rising interest rates and would be positively impacted during periods of declining interest rates.

     LITIGATION - In June 1995, a lawsuit was initiated against the Association by a borrower's affiliated companies in which the plaintiffs alleged that the Association wrongful1y set-off certain funds in an account being held and maintained by the Association. In addition, the plaintiffs alleged that as a result of the wrongful set-off, the Association wrongfully dishonored a check in the amount of $270,000. Plaintiffs further alleged that the actions on behalf of the Association constituted unfair and deceptive trade practices, thereby entitling plaintiffs to recover treble damages and attorney fees. The Association denied any wrongdoing and filed a motion for summary judgment. Upon consideration of the motion, the United States Bankruptcy Judge entered a Recommended Order Granting Summary Judgment, recommending the dismissal of all claims asserted against the Association. In October 1997, the United States District Court entered an order granting summary judgment in favor of the Association. The plaintiff has appealed the order of summary judgment and the case is presently pending in the Fourth Circuit Court of Appeals.

In December 1996, the Association filed a suit against the borrower and his company and against the borrower's wife, daughter and a company owned by his wife and daughter, alleging transfers of assets to the wife, daughter, and their company in fraud of creditors, and asking that the fraudulent transfers be set aside. The objective of the lawsuit is to recover assets which may be used to satisfy a portion of the judgments obtained in favor of the Association in prior litigation. The borrower's wife filed a counterclaim against the Association alleging that she borrowed $750,000 from another financial institution, secured by a deed of trust on her principal residence, the proceeds of which were paid to the Association for application on a debt owed by one of her husband's corporations, claiming that officers of the Association promised to resume making loans to her husband's corporation after the payment. Home Federal and its officers vigorously deny all of her allegations. The Association filed a motion for summary judgment and dismissal of the counterclaim. The motion for summary judgment was heard in the Superior Court division of the Mecklenburg County General Court of Justice in April 1998; however, an order has not been entered. In June 1998, the Association removed this case to the United States Bankruptcy Court for the Western District of North Carolina, Charlotte Division, due to the fact that the defendant was the debtor in a pending bankruptcy case. The Association believes it has strong defenses to the defendant's counterclaim.

In February 1997, two companies affiliated with those referred to in the first paragraph above filed an additional action against two executive officers of the Association and against an officer of another financial institution. The action is removed from the state court and is presently pending in the United States Bankruptcy Court for the Western District of North Carolina. At the same time, the borrower, who is affiliated with all of these companies, also filed an action against the two executive officers of the Association and against an officer of another financial institution. The Complaints in both actions assert virtually identical claims. The plaintiffs in both lawsuits allege that the officers of both financial institutions engaged in a conspiracy to wrongfully declare loans to be in default so as to eliminate those companies as borrowers of the Association. Plaintiffs allege misrepresentation, breach of fiduciary duty, constructive fraud, interference with business expectancy, wrongful bank account set-off, and unfair and deceptive acts and practices. Plaintiffs claim actual damages, treble damages and punitive damages together with interest, attorneys' fees and other costs. All defendants filed motions for summary judgment which were granted and the lawsuits were dismissed in January 1998 by the Superior Court of Mecklenburg County. The plaintiff appealed the order granting summary judgment to the North Carolina Court of Appeals. In July of 1998, the defendants removed the case to the United States Bankruptcy Court for the Western District of North Carolina, Charlotte Division, due to the fact that the plaintiff was a debtor in a pending bankruptcy case. As a result of the removal, the North Carolina Court of Appeals entered an order staying further proceedings in the North Carolina Court of Appeals in August 1998. The Association has agreed to indemnify both of its officers with respect to costs, expense and liability which might arise in connection with both of these cases.

In July 1997, the above borrower and affiliated companies filed an additional action against RFNC Financial Corp., the Association, and the other financial institution referred to in the paragraph above, alleging that previous judgments in favor of the Association and the other financial institution obtained in prior litigation were obtained by the perpetration of fraud on the Bankruptcy Court, U.S. District Court, and the 4th Circuit Court of Appeals. The plaintiffs are seeking to have the judgments set aside on that basis. The Association vehemently denies that any fraud was perpetrated upon the courts and has filed a motion for summary judgment and dismissal which is presently pending the United States District Court.

In August 1997, the borrower filed a lawsuit against attorneys for the Association, attorneys for the other financial institution, and two United States Bankruptcy Judges in which the borrower alleges that the defendants have conspired against him and his corporations by allowing the Association to obtain judgments against him and his various corporations.

The Association and its officers continue to deny any liability in the above-described cases and continue to vigorously defend against the claims. However, based on the advice of legal counsel, the Association is unable to give an opinion as to the likely outcome of the litigation or estimate the amount or range of potential loss, if any.

12.  REGULATORY CAPITAL REQUIREMENTS

     The Corporation is not subject to any regulatory capital requirements. However, the Association is subject to various regulatory capital requirements imposed by the federal financial institution agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory' accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios. Under regulations of the OTS, the Association must have: (i) core capital equal to 3% of adjusted total assets, (ii) tangible capital equal to 1.5% of adjusted total assets and (iii) total capital equal to 8.0% of risk-weighted assets. In measuring compliance with all three capital standards. institutions must deduct from their capital (with several exceptions primarily for mortgage banking subsidiaries and insured depository institution subsidiaries) their investments in, and advances to, subsidiaries engaged (as principal) in activities not permissible for national banks, and certain other adjustments. Management believes, as of June 30, 1998, that the Association meets all capital adequacy requirements to which it is subject.

The following is a reconciliation of the Association's equity reported in the consolidated financial statements under generally accepted accounting principles to OTS regulatory capital requirements (dollars in thousands):

                                    Tangible   Core    Risk-Based
June 30, 1998                       Capital   Capital   Capital
- -------------                       --------  --------  --------

Total equity for the Association    $157,245  $157,245  $157,245
General allowance for loan losses       -         -        6,764
Unrealized gain on available for
  sale securities                     (1,271)   (1,271)   (1,271)
Investments not includable in
  regulatory capital                  (1,788)   (1,788)   (1,818)
                                    --------  --------  --------
Regulatory capital                  $154,186  $154,186  $160,920
                                    ========  ========  ========

June 30, 1997
- -------------

Total equity for the Association    $172,894  $172,894  $172,894
General allowance for loan losses       -         -        5,936
Unrealized gain on available for
  sale securities                     (3,951)   (3,951)   (3,951)
Investments not includable in
  regulatory capital                  (1,716)   (1,716)   (1,746)
                                    --------  --------  --------
Regulatory capital                  $167,227  $167,227  $173,133
                                    ========  ========  ========

The Association's actual and required capital amounts and ratios are summarized as follows (in thousands):

                                                     Minimum
                                    Actual         Requirement
                              ----------------    --------------
June 30, 1998                  Amount    Ratio    Amount   Ratio
- -------------                 --------   -----    -------  -----
Tangible capital
  (to adjusted total assets)  $154,186   15.4%    $15,050   1.5%
Core capital
  (to adjusted total assets)  $154,186   15.4%    $30,100   3.0%
Risk-based capital
  (to risk-weighted assets)   $160,920   29.7%    $43,284   8.0%

June 30, 1997
- -------------
Tangible capital
  (to adjusted total assets)  $167,227   18.9%   $13,291   1.5%
Core capital
  (to adjusted total assets)  $167,227   18.9%   $26,582   3.0%
Risk-based capital
  (to risk-weighted assets)   $173,133   36.5%   $37,960   8.0%

As of June 30, 1998 and 1997, the most recent respective notifications from the OTS classified the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the most recent notification that management believes have changed the Association's category. To be categorized as well capitalized, the Association must maintain minimum ratios of total capital to risk-weighted assets, core capital to risk-weighted assets and core capital to adjusted total assets.
The Association's actual and minimum capital requirements to be well capitalized under prompt corrective action provisions are as follows (dollars in thousands):
                                                      Minimum
                                     Actual         Requirement
                               ----------------   --------------
June 30, 1998                   Amount    Ratio   Amount   Ratio
- -------------                  --------   -----   -------  -----
Tier I Capital
  (to adjusted total assets)   $154,186   15.4%   $50,166   5.0%
Tier I Capital
  (to risk-weighted assets)    $154,186   28.5%   $32,463   6.0%
Total Capital
  (to risk-weighted assets)    $160,920   29.7%   $54,106  10.0%

June 30, 1997
- -------------
Tier I Capital
  (to adjusted total assets)   $167,227   18.9%   $44,303   5.0%
Tier I Capital
  (to risk-weighted assets)    $167,227   35.2%   $28,470   6.0%
Total Capital
  (to risk-weighted assets)    $173,133   36.5%   $47,450  10.0%

On September 30, 1996, legislation was enacted to recapitalize the Savings Association Insurance Fund. The effect of this legislation is to require a one-time assessment on all federally insured savings associations' deposits and was levied by the Federal Depository Insurance Corporation ("FDIC") at
 .657% of insured deposits at June 30, 1996. The amount of the Association's assessment was approximately $3.1 million. The assessment was accrued as a charge to earnings in the quarter ended September 30, 1996 and paid on November 27, 1996.

13.  FAIR VALUE DISCLOSURE

     The carrying and estimated fair value amounts of financial instruments as of June 30, 1998 and 1997, are summarized below:

                        1998                       1997
              ------------------------- -------------------------
                  Stated    Estimated       Stated     Estimated
                  Amount    Fair Value      Amount     Fair Value
              ------------ ------------ ------------ ------------
Assets:
Cash and cash
 equivalents  $ 26,522,344 $ 26,522,344 $ 31,370,359 $ 31,370,359
Securities
 available
 for sale      134,668,931  134,668,931  175,710,104  175,710,104
Loans
 receivable,
 net           806,389,714  811,590,928  658,323,320  653,393,693
Stock of
 Federal
 Home Loan
 Bank of
 Atlanta        14,900,000   14,900,000    6,450,000    6,450,000
Other assets     6,385,116    6,385,116    6,151,280    6,151,280

Liabilities:
Demand
 deposits     $ 92,487,277 $ 92,487,277 $ 73,567,414 $ 73,567,414
Time deposits  338,013,710  338,845,224  370,272,128  370,720,757
Other
 borrowed
 funds         393,800,000  390,737,811  277,000,000  277,354,949
Other
 liabilities     5,284,080    5,284,080    4,961,756    4,961,756

Cash and cash equivalents have maturities of three months or less, and accordingly, the stated amount of such instruments is deemed to be a reasonable estimate of fair value. The fair value of securities is based on quoted market prices obtained from independent pricing services. The fair values of loans, time deposits and other borrowings are estimated based on present values using applicable risk-adjusted spreads to the U.S. Treasury curve and other applicable market rates to approximate current entry-value interest rates applicable to each category of such financial instruments. Investment in stock of the Federal Home Loan Bank is required by law for every federally insured savings institution. No ready market exists for this stock, and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the stated amount is deemed to be a reasonable estimate of fair value. Other assets primarily represent accrued interest receivable; other liabilities primarily represent advances from borrowers for taxes and insurance and accrued interest payable. Since these financial instruments will typically be received or paid within three months, the stated amounts of such instruments are deemed to be a reasonable estimate of fair value.

The Company had off-balance sheet financial commitments to originate loans and fund unused consumer lines of credit (see Note 11) of $42.9 million and $29.0 million at June 30, 1998 and 1997, respectively. Since the loan commitments are at interest rates that approximate current market rates, the estimated fair value of the commitments have no other financial statement impact.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Company's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience , current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value also would significantly affect the estimates. Further, the fair value estimates were calculated as of June 30, 1998 and 1997. Changes in market interest rates and prepayment assumptions could change significantly the fair value.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has significant assets and liabilities that are not considered financial assets or liabilities including real estate, deferred tax assets and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

14.  SPECIAL DISTRIBUTION TO SHAREHOLDERS

     On March 18, 1997, the Corporation paid to its shareholders a special distribution of $78.9 million, or $5 per share. The Company has determined that 95% of all shareholder distributions during that year represented a return of shareholder capital. Consequently, the return of capital portion is reflected in the Company's financial records as a reduction of additional paid-in capital and the remainder has been reflected as a reduction of retained income.

15.  HFNC FINANCIAL CORP.

     The following condensed statements of financial condition, as of June 30, 1998 and 1997 and condensed statements of income and cash flows for the years ended June 30, 1998 and 1997 and for the period from August 29, 1995 (date of incorporation) to June 30, 1996 for HFNC Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

Statement of Financial Position            1998          1997
- -------------------------------       ------------  ------------
Assets
- ------
Cash and cash equivalents             $     24,274  $     42,904
Equity investment in subsidiaries      168,643,525   188,324,313
Deferred merger costs                      756,847          -
Deferred tax asset                       1,873,718       990,521
                                      ------------  ------------
Total                                 $171,298,364  $189,357,738
                                      ============  ============

Liabilities and Shareholders' Equity
- ------------------------------------
Note payable                          $       -     $ 28,000,000
Other liabilities                          403,727       297,821
Shareholders' equity                   170,894,637   161,059,917
                                      ------------  ------------
Total                                 $171,298,364  $189,357,738

Statement of Income         1998          1997         1996
- -------------------     ------------  ------------  ------------
Cash dividends received
 from subsidiary banks  $ 31,431,950  $ 76,620,890  $     50,000
Interest income                  915        14,365         3,980
                        ------------  ------------  ------------
Total income              31,432,865    76,635,255        53,980
                        ------------  ------------  ------------
Interest expense             169,556       651,778          -
Other expense              1,469,608     1,382,115          -
                        ------------  ------------  ------------
Total expense              1,639,164     2,033,893          -
                        ------------  ------------  ------------
                          29,793,701    74,601,362        53,980
Income tax benefit           883,197       988,963          -
(Dividends in excess of
  earnings of
  subsidiaries) equity
  in undistributed
  earnings of
  subsidiaries           (17,207,904)  (68,226,644)    7,520,122
                        ------------  ------------   -----------
Net income              $ 13,468,994  $  7,363,681  $  7,574,102
                        ============  ============  ============

Statement of Cash Flows     1998           1997         1996
- ----------------------- ------------  ------------- ------------

Operating activities:
Net income              $ 13,468,994  $  7,363,681  $  7,574,102
Adjustments to
  reconcile net
  income to
  cash provided by
  operating activities:
  Deferred income
    tax benefit             (883,197)     (990,521)         -
  Increase (decrease)
    in subsidiary
    receivable             3,537,264    (2,630,950)         -
  Increase in other
    liabilities              105,906       297,821          -
  Increase in deferred
    merger asset            (756,847)         -             -
  Dividends in excess of
    earnings of
    subsidiaries
    (equity in
    undistributed
    earnings of
    subsidiaries)         17,207,904    68,226,644    (7,520,122)
                        ------------  ------------   -----------

Net cash provided by
  operating activities    32,680,024    72,266,675        53,980
                        ------------  ------------   -----------

Investing activities:
  Purchase of capital
  stock of subsidiaries         -             -     (167,937,938)
                        ------------  ------------   -----------

Net cash used in
  investing activities          -             -     (167,937,938)
                        ------------  ------------   -----------

Financing Activities:
  Net proceeds from
    sale of common stock        -             -      168,437,938
  Proceeds of note payable      -       28,000,000
  Repayment of note
    payable              (28,000,000)         -             -
  Dividends paid          (4,698,654)  (83,071,050)         -
  Purchases of
    restricted stock
    for benefit plans           -      (17,706,701)         -
                        ------------  ------------   -----------

Net cash (used in)
  provided by financing
  activities             (32,698,654)  (72,777,751)  168,437,938
                        ------------  ------------   -----------

Net (decrease) increase
  in cash and
  cash equivalents           (18,630)     (511,076)      553,980
Cash and cash equivalents
  at beginning
  of period                   42,904       553,980          -

                        ------------  ------------   -----------

Cash and cash equivalents
  at end of period        $   24,274    $   42,904   $   553,980
                        ============  ============  ============

16.  SUBSEQUENT EVENT

On May 17, 1998, the Company signed a definitive agreement to merge with First Charter Corporation, headquartered in Concord, North Carolina. The agreement stipulates that the Corporation shareholders will exchange each share of Corporation common stock for 0.57 share of First Charter Corporation common stock. The transaction will be structured to qualify as a tax-free reorganization and will be accounted for as a pooling of interests. Consummation of the transaction is subject to certain conditions, including receipt of approval by the shareholders of both companies and approval of various regulatory authorities. A special meeting of the shareholders of the Corporation will be held on September 29, 1998 to consider and vote on a proposal to approve the Amended and Restated Agreement and Plan of Merger by and between the Company and First Charter Corporation. Pursuant to the Agreement, the Corporation will merge with and into First Charter
Corporation, with the effect that First Charter Corporation will be the surviving corporation resulting from the merger. Consummation of the merger is planned for September 30, 1998.

     * * * * * * * * *

(c)      Exhibits.

         The following exhibits are filed herewith:




  EXHIBIT NO.                 DESCRIPTION OF EXHIBIT


     99.1             Consent of Deloitte & Touche LLP







                           SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                FIRST CHARTER CORPORATION
                                Registrant


                                By: /s/ ROBERT O. BRATTON
Date: October 1, 1998                Robert O. Bratton
                                     Vice President and Controller